Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Memry Corporation FY 2007 Revenues $51.7M; Net Income $317,000 or $0.01 Per Share
Q4 Nitinol and Polymer Sales Up From Q3

BETHEL, Conn. -- September 17, 2007 -- Memry Corporation (AMEX: MRY), a leading provider of nitinol and polymer components to the medical device industry, reported today revenues of $51,677,000 for the fiscal year ended June 30, 2007 versus $52,588,000 in fiscal year 2006. Net income for fiscal 2007 was $317,000, or $0.01 per diluted share, compared with net income of $2,673,000, or $0.09 per diluted share, for the previous fiscal year.

For the fourth fiscal quarter ended June 30, 2007, revenues were $13,129,000, compared with $13,279,000 in the fourth fiscal quarter of 2006. Fourth quarter net income was $42,000, or $0.00 per diluted share, compared with net income of $887,000, or $0.03 per diluted share, in the comparable period of fiscal year 2006.

Memry Chief Executive Officer Robert Belcher said, “Although this has been an extremely difficult year for Memry, our fourth quarter financial results were stronger than we expected and, as we announced in our preliminary report last month, we believe Memry has turned the corner. In the fourth fiscal quarter both nitinol and polymer sales resumed growth on a sequential quarter basis. Thanks to our strong cash flow, total debt was reduced from $10.0 million a year ago to $1.6 million at June 30, 2007.

“We are encouraged with both the revenue and net income results achieved in the fourth quarter. Although modest, the $42,000 net income in the fourth quarter is the first positive net income quarter since the first quarter of the 2007 fiscal year.

“Our fourth quarter revenue results showed Memry is rebounding from the weakness we experienced simultaneously in both our nitinol and polymer segments in the second and third quarters. On a comparative basis, nitinol revenue for the fourth quarter of fiscal 2007 increased 2.4% versus the fourth quarter revenue of fiscal 2006 and posted a second consecutive increase in sequential quarterly revenue. In our polymer business, revenue was down 8.3% in the fourth quarter versus the fourth quarter of fiscal 2006, which was an exceptionally strong quarter, but on a consecutive basis we are pleased to report polymer revenues increased 20.2% in the fourth quarter versus the third quarter of 2007.

“Our research and development initiatives have been a strong focus and point of investment in 2007 as we plan for Memry’s future growth. These investments are helping us resume growth and we are beginning to see the benefits of our new capabilities and customer-sponsored development projects. We closed out our fiscal year 2007 with a number of accomplishments, such as the launch of our ultra small V2 tubing, our Putnam Plastics Plus (PPC+) product line that provides specialized secondary operations solutions for medical polymer tubing and our new customer-focused PPC+ website. I am extremely pleased to report that our emphasis on developing customer-sponsored research and development resulted in revenue of $5.1 million in fiscal year 2007, representing a three year compound annual growth rate of approximately 58% since 2004.

“For the year ended June 30, 2007, revenues for the nitinol products segment decreased 3% or $1.0 million to $36.0 million from $37.0 million during fiscal year 2006. This represented approximately 70% of consolidated revenues in fiscal year 2007, similar to last year. The decrease was primarily a result of price reductions granted for mature products in a contract renewal, together with unit volume decreases experienced for older generation stent components. We experienced revenue decreases for superelastic nitinol tube, nitinol tube-based stent components, shipments of Endocatch products and arch wire and high pressure sealing plugs. This was partially offset with increased sales of etched wire-based stents and increased revenues from prototype development and research and development activities funded by our customers. In addition, a nitinol catheter product launched during the year generated new revenue. Gross margin in the nitinol products segment decreased to 30.2% in fiscal year 2007 from 36.1% in fiscal year 2006, primarily due to the contracted price reductions, reduced sales volume and resultant production variances.

“Polymer segment revenues for fiscal year 2007 were $15.8 million, the same level as in fiscal year 2006. Gross margins decreased to 36.1% in fiscal year 2007, versus 44.4% in fiscal year 2006, due to mix change and increased strategic investment in personnel and equipment to support future growth. We continue to invest in our polymer manufacturing operations because we believe this segment has attractive growth opportunities over the next several years. Although these investments will affect profitability in the short term, we are carefully building our business for the future. The polymer segment gross margins remained higher than those for nitinol. The polymer segment of our business represented 31% of consolidated revenue for the fiscal year 2007, just slightly up from a year ago,” Belcher said.

Memry CFO Rick Sowerby added, “The company continues to be a strong cash generator. In fiscal year 2007 Memry produced $5.4 million in net cash from operating activities despite incurring incremental litigation and professional fees of $1.6 million. Days sales outstanding improved to 44 days at June 30, 2007 from 54 days at June 30, 2006, underscoring our ongoing effort to improve our business operations. As a percent of revenues, Adjusted EBITDA for the fiscal year 2007 was a strong 12.6%. The positive ongoing cash flow provides us with the means to continue to invest in growth opportunities.”

Belcher said, “We are confident our investments are building a stronger foundation for Memry to provide innovative and strategic technology solutions for our customers and ultimately improved valuation for our shareholders. Memry remains focused on delivering highly unique and precision-crafted components to our customers in the growing medical device market.

“We continue to anticipate higher net income in the first quarter on a sequential basis. In addition we expect improved results for fiscal year 2008,” Belcher said.

The company will host a conference call with Belcher and senior members of the management team on Tuesday, September 18 at 11 a.m. EDT. The call will cover Memry’s fourth quarter and FY 2007 financial results. Belcher will open the conference call, followed by a question-and-answer session. To participate in this call, dial (877) 407-8031 any time after 10:55 a.m. EDT on September 18. International callers should dial (201) 689-8031. While in conference, if callers should experience any difficulty or require operator assistance, they can press the (*) followed by the (0) button. This will call an operator to the line.

A copy of the unaudited financial information follows.

About Memry Corporation
Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy and polymer extrusion technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments as well as complex, multi-lumen, multi-layer polymer extrusions used for guidewires, catheters, delivery systems and various other high-end interventional medical devices. Detailed information about Memry Corporation can be found at http://www.memry.com.

An investment profile on Memry may be found at http://www.hawkassociates.com/mryprofile.aspx.

For more information, contact CFO Richard F. Sowerby at (203) 739-1100, e-mail: Richard_Sowerby@Memry.com or Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. Detailed information about Memry Corporation can be found at http://www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive notification of future Memry news releases, sign up at http://www.hawkassociates.com/email.aspx.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s Form 10-K and other periodic filings with the Securities and Exchange Commission. In this release, the company refers to EBITDA and Adjusted EBITDA, financial measures that are not recognized under accounting principles generally accepted in the United States of America (GAAP). The company defines EBITDA as earnings before income taxes, interest expense, net, depreciation and amortization. The company defines Adjusted EBITDA as EBITDA further adjusted to exclude material non-cash items and items that may be infrequent in occurrence or, in management’s view, not indicative of the company’s continuing operating performance and cash flows. EBITDA and Adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income, operating income, cash flows from operations or other traditional indications of a company’s operating performance or liquidity that are derived in accordance with GAAP. In addition, the company’s calculations of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures being disclosed by other companies, limiting their usefulness as comparative measures. The company discloses EBITDA and Adjusted EBITDA as each is a commonly referred to financial metric used in the investing community to evaluate the performance of companies in our industry. The company believes that disclosure of EBITDA and Adjusted EBITDA is helpful to those reviewing its performance, as EBITDA and Adjusted EBITDA provide information on the company’s ability to meet debt service, capital expenditure and working capital requirements, and management believes that EBITDA and Adjusted EBITDA are also useful indicators of the company’s operating performance. We present Adjusted EBITDA as a percentage of revenues because management believes it is a useful indicator of the company’s operating performance.

-More-

Memry Corporation and Subsidiaries
Condensed Consolidated Statements of Income
For the Three Months and Year Ended June 30, 2007 and 2006
(Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2007	2006	2007	2006

Revenues	$13,129,000	$13,279,000	$51,677,000	$52,588,000
Cost of revenues	9,237,000	8,487,000	35,087,000	32,215,000
Gross profit	3,892,000	4,792,000	16,590,000	20,373,000

Operating expenses
Research and development	568,000	522,000	1,645,000	2,016,000
General, selling and administration	2,908,000	2,503,000	13,205,000	12,615,000
Amortization of intangible assets	126,000	126,000	504,000	504,000
Other	(17,000)	(63,000)	(72,000)	(141,000)
	3,585,000	3,088,000	15,282,000	14,994,000
Operating income	307,000	1,704,000	1,308,000	5,379,000
Loss on extinguishment of debt	(171,000)	--	(215,000)	--

Interest
Expense	(107,000)	(317,000)	(975,000)	(1,258,000)
Income	36,000	60,000	331,000	195,000
	(71,000)	(257,000)	(644,000)	(1,063,000)

Income before income taxes	65,000	1,447,000	449,000	4,316,000
Provision for income taxes	23,000	560,000	132,000	1,643,000
Net income	$42,000	$887,000	$317,000	$2,673,000

Net income per common share
Basic	$0.00	$0.03	$0.01	$0.09
Diluted	$0.00	$0.03	$0.01	$0.09

Weighted average common shares used in calculation
Basic	29,847,965	28,934,354	29,572,975	28,788,594
Diluted	30,069,420	29,734,303	29,955,046	29,507,780

Memry Corporation and Subsidiaries
Condensed Segment Data
For the Three Months and Year Ended June 30, 2007 and 2006
(Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2007	2006	2007	2006
Revenues
Nitinol Products	$9,241,000	$9,026,000	$36,036,000	$37,015,000
Polymer Products	3,933,000	4,290,000	15,821,000	15,811,000
Eliminations	(45,000)	(37,000)	(180,000)	(238,000)
Consolidated	$13,129,000	$13,279,000	$51,677,000	$52,588,000

Gross profit
Nitinol Products	$2,593,000	$2,981,000	$10,880,000	$13,351,000
Polymer Products	1,299,000	1,811,000	5,710,000	7,022,000
Consolidated	$3,892,000	$4,792,000	$16,590,000	$20,373,000

Memry Corporation and Subsidiaries
EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)
For the Three Months and Year Ended June 30, 2007 and 2006
(Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2007	2006	2007	2006
Revenues	$13,129,000	$13,279,000	$51,677,000	$52,588,000

Net Income	$42,000	$887,000	$317,000	$2,673,000
Income Taxes	23,000	560,000	132,000	1,643,000
Interest Expense, Net	71,000	257,000	644,000	1,063,000
Depreciation	654,000	525,000	2,393,000	2,130,000
Amortization (a)	167,000	167,000	671,000	671,000

EBITDA	957,000	2,396,000	4,157,000	8,180,000

CEO Separation Charges	--	--	--	1,130,000
Stock-based Compensation (b)	136,000	(6,000)	519,000	436,000
Incremental Litigation and Professional Fees (c)	115,000	83,000	1,640,000	212,000
Loss on Extinguishment of Debt (d)	171,000	--	215,000	--
Adjusted EBITDA	$1,379,000	$2,473,000	$6,531,000	$9,958,000
Adjusted EBITDA as a % of Revenues	10.5%	18.6%	12.6%	18.9%

a)	Amortization excludes the amortization of deferred financing costs, which is included in interest expense, net.
b)	Stock-based compensation represents non-cash items. Effective July 1, 2005, the company adopted SFAS No. 123(R), ‘Share-Based Payment.’
c)	Incremental litigation and professional fees are 1) excess litigation fees and 2) professional fees for litigation defense and the implementation of Sarbanes-Oxley Section 404 compliance.
d)	The loss on the extinguishment of debt represents the write-off of unamortized deferred financing costs and a cash prepayment penalty on the prepayment of a portion of the company’s subordinated debt.

Memry Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
June 30, 2007 and 2006
(Unaudited)

	June 30,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$2,401,000	$6,965,000
Accounts receivable, net	6,312,000	8,156,000
Inventories	6,230,000	5,418,000
Deferred tax assets	1,537,000	1,663,000
Prepaid expenses and other current assets	381,000	41,000
Total current assets	16,861,000	22,243,000
Property, plant and equipment, net	8,817,000	8,996,000

Other assets
Intangible assets, net	6,500,000	7,171,000
Goodwill	14,146,000	14,146,000
Deferred financing costs, net	89,000	355,000
Deferred tax assets	1,769,000	1,821,000
Investment	409,000	409,000
Deposits and other assets	155,000	159,000
Total other assets	23,068,000	24,061,000
TOTAL ASSETS	$48,746,000	$55,300,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$5,606,000	$5,478,000
Notes payable	970,000	2,173,000
Income tax payable	50,000	215,000
Total current liabilities	6,626,000	7,866,000
Notes payable, less current maturities	645,000	7,818,000
Other non-current liabilities	125,000	116,000

Stockholders’ equity
Common stock, $0.01 par value, 60,000,000 shares authorized; 29,851,870 and 29,077,486 shares issued and outstanding at June 30, 2007 and 2006, respectively	299,000	291,000
Additional paid-in capital	56,471,000	54,946,000
Accumulated deficit	(15,420,000)	(15,737,000)
Total stockholders’ equity	41,350,000	39,500,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$48,746,000	$55,300,000